Exhibit 2: Operating Results by Business Unit in Ch$ millions
(Tree Months Ended on March 31)

YTD Mar 03	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	29,556	14,923	10,215	7,289	61,983
COGS	(27,118)	(12,618)	(8,932)	(5,534)	(54,202)
Gross Income	2,438	2,305	1,283	1,755	7,781
Gross Margin	8.2%	15.4%	12.6%	24.1%	12.6%
SG&A	(2,785)	(1,184)	(759)	(890)	(5,618)
% sales	9.4%	7.9%	7.4%	12.2%	9.1%
Operating Income	(347)	1,121	524	865	2,163
Operating Margin	-1.2%	7.5%	5.1%	11.9%	3.5%

EBITDA	1,530	1,701	1,104	1,015	5,350
Segment Contribution
% Revenues	47.7%	24.1%	16.5%	11.8%	100.0%
% Operating Income	-16.0%	51.8%	24.2%	40.0%	100.0%

YTD Mar 04	Wire and Cable	Brass Mills	Flexible Packaging	Aluminum Profiles	Total

Revenues	37,791	19,133	10,116	6,829	73,869
COGS	(32,974)	(16,026)	(8,492)	(4,764)	(62,256)
Gross Income	4,817	3,107	1,624	2,065	11,613
Gross Margin	12.7%	16.2%	16.1%	30.2%	15.7%
SG&A	(3,039)	(1,054)	(800)	(803)	(5,696)
% sales	8.0%	5.5%	7.9%	11.8%	7.7%
Operating Income	1,778	2,053	824	1,262	5,917
Operating Margin	4.7%	10.7%	8.1%	18.5%	8.0%

EBITDA	3,282	2,662	1,364	1,425	8,733
Segment Contribution
% Revenues	51.2%	25.9%	13.7%	9.2%	100.0%
% Operating Income	30.0%	34.7%	13.9%	21.3%	100.0%

EBITDA	114.5%	56.5%	23.6%	40.4%	63.2%

Última actualización 12/05/2004